Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for Its First Quarter Ended June 30, 2015

MCLEAN, Va., Aug. 4, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the "Company") today announced earnings for its first quarter ended June 30, 2015. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30,	March 31,		%
	2015	2015	Change	Change
For the Quarter Ended:
Total investment income	$ 12,706	$ 11,173	$ 1,533	13.7%
Total expenses, net	(7,543)	(6,178)	(1,365)	22.1
Net investment income	5,163	4,995	168	3.4
Net investment income per common share	0.17	0.19	(0.02)	(10.5)
Cash distribution per common share	0.19	0.18	0.01	5.6
Net realized gain	199	148	51	34.5
Net unrealized appreciation	3,197	24,015	(20,818)	(86.7)
Net increase in net assets resulting from operations	8,559	29,158	(20,599)	(70.6)
Weighted average yield on interest-bearing investments	12.6%	12.5%	0.1%	0.8
Total dollars invested	$ 17,326	$ 53,573	$ (36,247)	(67.7)
Total dollars repaid	5,548	5,680	(132)	(2.3)

As of:
Total investments, at fair value	$ 481,243	$ 466,053	$ 15,190	3.3%
Fair value, as a percentage of cost	93.0%	92.2%	0.8%	0.9
Net assets	$ 279,754	$ 273,429	$ 6,325	2.3
Net asset value per common share	9.24	9.18	0.06	0.7
Asset coverage ratio	226%	230%	(4.0)%	(1.7)
Number of portfolio companies	34	34	—	—

Highlights for the Quarter: During the quarter ended June 30, 2015, the following significant events occurred:

  Portfolio Activity: Invested $16.3 million, through a combination of secured first lien debt and preferred equity, in one new portfolio company, and invested an additional $1.0 million into existing portfolio companies. Exited one investment, which resulted in the repayment of $1.7 million of secured first lien debt at par and the recognition of a realized gain of $0.2 million on the sale of the $0.1 million equity investment.

  Common Stock Offering: In April 2015, and related to the March 2015 offering of 3.3 million common shares, the underwriters exercised their option to purchase an additional 495,000 shares at the public offering price of $7.40 per share to cover over-allotments, which resulted in gross proceeds of $3.7 million and net proceeds, after deducting underwriting discounts, of $3.4 million.

  Term Preferred Stock Offering: In May 2015, we completed a public offering of 1,610,000 shares of 6.50% Series C Cumulative Term Preferred Stock ("Series C Term Preferred Stock") at a public offering price of $25.00 per share. Gross proceeds totaled $40.3 million and net proceeds, after deducting underwriting discounts and offering expenses borne by us, were $38.6 million.

  Recurring Distributions: Paid monthly cash distributions to common and preferred stockholders for each of April, May, and June 2015. The Company paid $0.0625 per common share, per month; $0.1484375 per share, per month for the Company's 7.125% Series A Cumulative Term Preferred Stock ("Series A Term Preferred Stock"); $0.140625 per share, per month for the Company's 6.75% Series B Cumulative Term Preferred Stock ("Series B Term Preferred Stock"); and $0.221181 per share for the pro-rated period of May 2015 and the full month of June 2015 for the Company's Series C Term Preferred Stock.

First Quarter Results: Net Investment Income for the quarters ended June 30, 2015 and March 31, 2015, was $5.2 million, or $0.17 per share, and $5.0 million, or $0.19 per share, respectively, an increase of 3.4%.  The increase in net investment income for the quarter ended June 30, 2015, as compared to the prior quarter, was primarily due to a $1.5 million increase in investment income driven by a higher weighted-average outstanding balance of our interest bearing portfolio during the quarter ended June 30, 2015. This increase was partially offset by a $1.4 million increase in net expenses, primarily as a result of interest and preferred stock dividend expense due to increased borrowings and the newly issued Series C Term Preferred Stock, as well as higher professional fees driven by the increase in the size of our portfolio and related investing activities.

Net Asset Value per share for the quarter ended June 30, 2015 increased to $9.24, compared to $9.18, from the March 31, 2015 quarter. The quarter over quarter increase was primarily due to an increase of $3.2 million in net unrealized appreciation on investments during the period resulting from an improvement in performance and an increase in multiples of certain portfolio companies.

Subsequent Events: After June 30, 2015, the following significant events occurred:

  Regular Distributions and Dividends Declared: On July 14, 2015, our Board of Directors declared the following monthly cash distributions and dividends:
					Dividend per
			Dividend per	Dividend per	Series C Term
		Distribution per	Series A Term	Series B Term	Preferred
Record Date	Payment Date	Common Share	Preferred Share	Preferred Share	Share
July 24, 2015	August 4, 2015	$ 0.0625	$0.1484375	$0.140625	$0.135417
August 20, 2015	August 31, 2015	0.0625	0.1484375	0.140625	0.135417
September 21, 2015	September 30, 2015	0.0625	0.1484375	0.140625	0.135417
	Total for the Quarter:	$ 0.1875	$0.4453125	$0.421875	$0.406250
  Portfolio Activity: In July 2015, we invested $20.9 million in GI Plastek, Inc. ("GI Plastek") through a combination of secured first lien debt and equity. GI Plastek, headquartered in Wolfeboro, New Hampshire, is a value-added provider of advanced manufacturing solutions for various non-automotive end markets.

Conference Call: The Company will hold its earnings release conference call on Wednesday, August 5, 2015, at 4:00 p.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through September 5, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 17262190. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through October 5, 2015.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 121 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Forward-looking Statements: This press release may contain "forward-looking statements." Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company's filings with the SEC (accessible at www.sec.gov). All forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

To obtain a paper copy of our Annual Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the period ended June 30, 2015, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.